Exhibit 99

CONTACT:	Glen L. Ponczak 414-524-2375	For Immediate Release September 15, 2003

Johnson Controls Issues Senior Notes

     MILWAUKEE, September 15, 2003 — Johnson Controls, Inc. (NYSE: JCI), announced that it has sold a total of $500 million of senior notes in a public offering. Of the total, $200 million are two-year floating rate notes which were priced at par to yield three-month LIBOR plus seven basis points; in addition, $300 million are ten-year fixed rate notes with a coupon of 4.875% that were priced at $99.493 to yield 4.94%. The yield equates to a reoffer spread of 70 basis points over comparable treasuries.

     The proceeds of the offering will be used by Johnson Controls to pre-fund $250 million of term debt that matures in November 2003 and to pay down existing commercial paper associated with the European acquisition of Borg Instruments AG and a $250 million voluntary cash contribution to the Company’s U.S. pension plans. The public offering was led by J.P. Morgan Securities Inc. and Bank of America Securities LLC.

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     Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin. For more information on Johnson Controls, visit www.johnsoncontrols.com.